Exhibit 99.1

For Immediate Release

Contact:	Craig Tooman
EVP, Finance and Chief Financial Officer 908-541-8777
ENZON REPORTS SOLID 2007 RESULTS
Company is well-positioned for 2008
BRIDGEWATER, NJ — February 14, 2008 — Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for 2007. For the three months ended December 31, 2007, Enzon reported net income of $0.3 million or $0.01 per diluted share, as compared to a net loss of $13.6 million or $0.31 per diluted share for the fourth quarter of 2006. For the full year ended December 31, 2007, Enzon reported net income of $83.1 million or $1.29 per diluted share, compared to a net income of $21.3 million or $0.46 per diluted share for the full year ended December 31, 2006. The Company’s financial results in 2007 were favorably impacted by the sale of 25 percent of its future PEG-Intron royalty for a gain of $88.7 million. The 2006 net income was primarily a result of the gain on the sale of the Company’s Nektar equity assets of $13.8 million and the $6.7 million gain from the repurchase of its 4.5 percent convertible notes due in 2008 at discount to par.
“2007 was a very significant year for Enzon. We have completely transformed the Company - stabilizing the sales of the Products segment, rebuilding the pipeline and improving the balance sheet.” said Jeffrey H. Buchalter, chairman and chief executive officer of the Company. “Importantly, we are now positioned to continue developing our differentiated oncology-focused pipeline and look forward to providing data on key programs this year.”
2007 Business Highlights
•	In line with the Company’s guidance, the Products segment continued to show stability as a group with Oncaspar exhibiting double-digit sales growth;

•	DepoCyt was granted full approval for patients with lymphomatous meningitis by the Food and Drug Administration;

•	The consolidation of the Company’s manufacturing operations in Indianapolis, Indiana is on schedule;

•	The Company continued to show early evidence of the potential of its pipeline, presenting preclinical data at major medical meetings for several oncology product candidates including PEG-SN38 and the HIF-1 alpha antagonist;

•	The Company advanced its oncology pipeline by moving PEG-SN38 and the HIF-1 alpha antagonist into Phase I human clinical trials;

•	The Company successfully monetized 25 percent of its PEG-Intron royalty for $92.5 million, which is being used to eliminate the outstanding 2008 debt; and

•	The Company took proactive steps to consolidate the sales forces into one team focused on promoting the Enzon brands. This resulted in territory realignment, and ultimately reducing the size of the sales force. In 2007, the Company expanded its Medical Affairs department, including Medical Science Liaisons.
2008 Outlook and Goals

For 2008, Enzon again anticipates relative stability of revenues from its Products segment. The Company will continue to make investments in research and development (R&D). R&D expenditures for 2008 are expected to be in the range of $70 million to $80 million. As previously stated, the Company will be investing in R&D to advance its clinical pipeline and to modernize and secure the long-term supply of Adagen and Oncaspar. In addition, R&D milestone payments for the successful advancement of the pipeline to third parties in 2008 are expected to be up to $10 million. The Company anticipates advancing two of its programs into further clinical development, filing an additional IND in 2008, and announcing data on some of its key clinical programs. The Company also expects the manufacturing consolidation to be completed in 2008 and expenses associated with this restructuring are expected to be in line with previous guidance of up to $8.0 million.
Adjusted Financial Results

For the twelve months ended December 31, 2007, Enzon reported an adjusted net loss of $5.9 million or $0.13 per diluted share, as compared to a net income of $0.8 million or $0.02 per diluted share for the full year ended December 31, 2006.
Revenues

The following table reflects the revenues generated by product and segment for each of the three-month and twelve-month periods ended December 31, 2007 and 2006.

	Three Months Ended			Twelve Months Ended
	(in millions)			(in millions)
	December	December	%	December	December	%
	31, 2007	31, 2006	Change	31, 2007	31, 2006	Change
Products
Oncaspar	$11.1	$9.5	16	$38.7	$30.9	25
DepoCyt	2.0	2.3	(11)	8.6	8.3	4
Abelcet	7.7	7.7	—	28.9	36.5	(21)
Adagen	7.4	7.4	(1)	24.5	25.3	(3)

Total Products	28.2	26.9	5	100.7	101.0	—

Royalties	14.5	16.7	(13)	67.3	70.6	(5)
Contract
Manufacturing	5.4	3.9	41	17.6	14.1	25

Total Revenues	$48.1	$47.5	1	$185.6	$185.7	—

Products Segment

Sales from the Products segment, comprised of Oncaspar®, DepoCyt®, Abelcet®, and Adagen®, increased 5 percent to $28.2 million for the three months ended December 31, 2007, from $26.9 million for the three months ended December 31, 2006. For the twelve months ended December 31, 2007, product sales remained stable at $100.7 million from $101.0 million for 2006, in line with 2007 guidance.
Sales of Oncaspar, a PEG-enhanced version of L-asparaginase, increased to $11.1 million or 16 percent for the three months ended December 31, 2007, as compared to $9.5 million for the three months ended December 31, 2006. For the full year, Oncaspar grew 25 percent to $38.7 million as compared to $30.9 million in 2006. On July 25, 2006, the Company announced the approval of Oncaspar for the first-line treatment of pediatric and adult patients with Acute Lymphoblastic Leukemia or ALL. The growth of Oncaspar is mainly attributable to its continued adoption in certain protocols in the pediatric and adult settings by hospitals and cooperative groups, such as St. Jude’s Children’s Hospital in Memphis, Tennessee.
Sales of DepoCyt, a sustained-release formulation of the chemotherapeutic agent arabinoside cytarabine or ara-C that recently received full approval for the treatment of lymphomatous meningitis, decreased to $2.0 million for the three months ended December 31, 2007, as compared to $2.3 million for the three months ended December 31, 2006. In the full year 2007, sales of DepoCyt increased slightly to $8.6 million from $8.3 million in 2006.
Sales in the U.S. and Canada of Abelcet, a lipid complex formulation of amphotericin B used primarily in the hospital to treat immuno-compromised patients with invasive fungal infections, for the three months ended December, 31, 2007 were unchanged from the same period in the prior year at $7.7 million. On a twelve-month basis, Abelcet sales declined 21 percent to $28.9 million. The decrease was primarily the result of continued competition from new therapeutics in the anti-fungal market, as previously discussed.
Sales of Adagen, the enzyme replacement therapy used to treat adenosine deaminase (ADA) deficiency in patients with severe combined immuno-deficiency disease, were relatively constant at $7.4 million for the three months ended December 31, 2007, as compared to the three months ended December 31, 2006. For the full year of 2007, Adagen sales decreased 3 percent from 2006. This is a small, targeted patient population, so quarterly or annual variability is not uncommon.
Royalties Segment

Revenues from the Company’s Royalties segment for the three months ended December 31, 2007 were $14.5 million, as compared to $16.7 million for the three months ended December 31, 2006. For the full year of 2007, royalties were $67.3 million as compared to $70.6 million in 2006. Royalties on PEG-INTRON, marketed by Schering-Plough, continue to comprise the majority of the Company’s royalty revenue. As previously noted, the Company monetized 25 percent of its PEG-INTRON royalty for $92.5 million in 2007. Due to the one quarter lag in royalty revenue recognition instituted in 2005, this reduction of 25 percent of the quarterly PEG-INTRON royalty impacted the fourth quarter of 2007 and will continue for the remaining life of the royalty.

Contract Manufacturing Segment

The Company’s revenues from its Contract Manufacturing segment increased to $5.4 million for the three months ended December 31, 2007, as compared to $3.9 million in the corresponding period of the prior year. In 2007, contract manufacturing revenue grew 25 percent to $17.6 million. This includes contract manufacturing revenues related to services the Company provides for customers who require fill and finish of injectable and inhalation therapy products.
Cost of Product Sales and Contract Manufacturing

In the fourth quarter of 2007, the Company’s cost of goods sold decreased to $14.1 million from $15.1 million in the corresponding period of the prior year. This decrease was mainly attributable to some one-time production benefit from new contract manufacturing projects. For the full year of 2007, the cost of goods sold was $55.0 million versus $50.1 million in 2006. This increase in its cost of goods sold for the full year was primarily attributable to costs associated with the amortization of the payment for securing the raw material used in the production of Oncaspar. As part of the consolidation of our manufacturing facilities, in the second quarter of 2007 the Company incurred costs of $1.9 million associated with validation batches of certain products transferred to the Company’s facility in Indianapolis, Indiana.
Research and Development

The Company’s research and development expenses were $14.7 million for the three months ended December 31, 2007, as compared to $16.5 million for the three months ended December 31, 2006. During the quarter ended December 31, 2006, Enzon was successful in filing an IND for its HIF-1 alpha antagonist. As previously reported, this filing prompted a $5.0 million milestone payment to Santaris Pharma A/S. In the fourth quarter of 2007, Enzon accepted two of the additional six oncology compounds licensed from Santaris. For the full year of 2007, R&D spending was $56.5 million as compared to $43.5 million in 2006. The increase was primarily due to the new programs initiated during 2006. As previously announced, Enzon was successful in filing four new INDs in 2006, including two for recombinant human MBL, Oncaspar in solid tumors and Non-Hodgkin’s Lymphoma, and the HIF-1 alpha antagonist for solid tumors. In 2007, the Company was successful in filing an additional IND for PEG-SN38. Also during 2007, the Company opened Phase I trials in PEG-SN38 and the HIF-1 alpha antagonist. Recently, the Company reached dose limiting toxicities in its Oncaspar solid tumor trial. The Company is analyzing the data to better understand whether the combination of Oncaspar and Gemzar warrants further development in solid tumors and lymphoma. Once it has completed this review it will provide additional information regarding next steps. The use of Oncaspar as a single agent in this patient population continues to be explored. Enzon is investing in research and development to build a differentiated oncology business through the continued development of its current portfolio, reinforcing its position as a scientific leader in PEGylation through its Customized Linker Technology™ platform.
Selling, General and Administrative

Selling, general and administrative expenses decreased significantly to $17.3 million for the three months ended December 31, 2007, as compared to $24.4 million for the three months ended December 31, 2006. In 2007, the Company incurred expenses of $63.8 million versus $69.8 million in 2006. The 2006 fourth quarter and full year expenses were impacted by $7.0 million in legal costs associated with securing the supply of the raw material used to produce Oncaspar. The Company continues to make select investments in selling, marketing, and other initiatives to support its product sales performance. As previously mentioned, during the fourth quarter of 2007, the Company proactively realigned its sales territories and refocused the sales force to promote the Enzon marketed brands.
Acquired In-Process Research and Development

For the full year of 2006, Enzon paid a total of $11.0 million to Santaris for the worldwide rights to develop and commercialize the HIF-1 alpha antagonist, Survivin antagonist, and an additional six targets using their LNA technology. Of the $11.0 million incurred in 2006, the Company paid $3.0 million for the rights to the six oncology targets in the fourth quarter.
Restructuring Charge

In February 2007, the Company announced plans to consolidate its manufacturing sites. As a result of this decision, the Company previously reported that it expected to incur $8.0 million to $10.0 million in 2007 to consolidate its manufacturing operations into its Indianapolis facility. The Company recorded a $0.9 million charge this quarter. On a year-to-date basis, the Company has recognized $7.7 million, of which $2.2 million relates to severance costs that will be paid at the completion of the consolidation and $5.1 million related to the write-off of assets associated with a portion of its South Plainfield facility that were decommissioned. The Company also incurred $0.4 million in severance cost in the fourth quarter of 2007 for the realignment of the sales force. The Company previously announced that it had also incurred $1.9 million in expenses earlier in 2007 related to validation batches, which were recorded in cost of product sales and contract manufacturing. In line with 2007 guidance, the total cost associated with the manufacturing consolidation was $9.2 million.
Gain on Sale of Royalty Interest

As previously stated, during the three months ended September 30, 2007, the Company sold a 25 percent interest in our future royalty revenues on sales of PEG-INTRON. The gross selling price was $92.5 million. The gain on the sale of $88.7 million, after deducting related costs of the transaction, was recognized in full in our Royalties segment in the third quarter of 2007.
Other Income (Expense)

Net other income (expense) is comprised of investment income, interest expense, and other non-operating expenses. The Company reported net other expense of approximately $0.7 million for the three months ended December 31, 2007, as compared to net other expense of nearly $1.8 million in the same period in the prior year. For the full year of 2007, net other expense was $5.5 million versus net other income of $11.6 million in 2006. The 2006 net other income was primarily a result of the gain on the sale of the Company’s Nektar equity assets and the discount to par for the repurchase of our 4.5 percent convertible notes due in 2008.
Cash and Investments

Total cash reserves, which include cash, cash equivalents, short-term investments, marketable securities, and restricted investments and cash, were $258.2 million as of December 31, 2007, as compared to $240.6 million as of December 31, 2006. During 2007, the Company purchased $50.3 million of its existing 2008 convertible notes. In the third quarter of 2007 the Company received $92.5 million as a result of the sale of 25 percent of its royalty interest in PEG-INTRON. As of December 31, 2007, $73.6 million of the proceeds is held in a restricted cash account for the sole purpose of extinguishing the remaining outstanding 2008 debt.

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)

The following table reconciles the Company’s net income (loss) and net income (loss) per diluted share as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted net income (loss) and net income (loss) per share for the twelve months ended December 31, 2007 and 2006:

	Twelve Months Ended		Twelve Months Ended
	12/31/07		12/31/06
	(In thousands, except		(In thousands, except
	per-share data)		per-share data)
	Net income	Per diluted	Net	Per diluted
	(loss)	share(4)	income	share(4)
GAAP net income	$83,053	$1.29	$21,309	$0.46

Net adjustments to GAAP:
Net realized gain related to the repurchase of debt (1)	(311)		(6,682)

Gain on sale of royalty interest (2)	(88,666)		—

Investment gain related to the sale of Nektar equity assets (3)	—		(13,844)

Adjusted net (loss) income (5)	$(5,924)	$(0.13)	$783	$0.02

(1)	Adjusted financial results exclude a gain related to the repurchase of the 4.5% notes at a discount to par, offset by a write-off of related deferred debt offering costs.

(2)	Adjusted financial results for 2007 exclude a gain on the sale of a 25% interest in future royalties on sales of PEG-INTRON by Schering-Plough Corporation.

(3)	Adjusted financial results for 2006 exclude the gain realized by the Company’s sale of its remaining holding of stock of Nektar Therapeutics, Inc. (Nektar). The Company purchased shares of Nektar as part of a patent infringement lawsuit settlement in 2002.

(4)	Diluted earnings per share involves the assumed conversion of notes payable (and add-back of interest expense) only if dilutive. The GAAP net income amounts include note conversion; accordingly the number of dilutive shares was 72,927 for 2007 and 61,379 for 2006. Such inclusion in the adjusted net (loss) income calculations would be antidilutive and shares used in the computations were 44,125 for 2007 and 43,600 for 2006. Per share effects of individual reconciling items are not meaningful.

(5)	Adjusted net income (loss) and adjusted net income (loss) per diluted share, as the Company defines them, may differ from similarly named measures used by other entities and consequently, could be misleading unless all entities calculated and defined such items in the same manner. The Company believes that investors’ understanding of its performance is enhanced by disclosing adjusted net income (loss) and adjusted net income (loss) per share reflecting adjustments for certain items that the Company deems to be non-recurring.

Conference Call and Webcast

Enzon will be hosting a conference call February 14, 2008 at 9:00 am EST. All interested parties may access the call by using the following information:

Domestic Dial-In Number:	(866) 334-3876
International Dial-In Number:	(416) 849-4292
Access Code:	Enzon
Enzon’s conference call will also be webcast in a “listen only” mode via the Internet at http://www.vcall.com. Additionally, for those parties unable to listen at the time of Enzon’s conference call, a telephone rebroadcast will be available following the call from February 14, 2008, at approximately 12:00 p.m. EST. This rebroadcast will end on February 21, 2008, at approximately 11:59 p.m. EST. The rebroadcast may be accessed using the following information:

Domestic Dial-In Number:	(866) 245-6755
International Dial-In Number:	(416) 915-1035
Access Code:	359052
About Enzon

Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development, manufacturing, commercialization of important medicines for patients with cancer and other life-threatening conditions. Enzon has a portfolio of four marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®. The Company’s drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform used to create product candidates with benefits such as reduced dosing frequency and less toxicity. Enzon’s PEGylation technology was used to develop two of its products, Oncaspar and Adagen, and has created a royalty revenue stream from licensing partnerships for other products developed using the technology. Enzon also engages in contract manufacturing for several pharmaceutical companies to broaden the Company’s revenue base. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to; the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings on Forms 10K and 10Q with the U.S. Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months ended December 31, 2007 and 2006
(In thousands, except per share amounts)
(Unaudited)

	December 31,	December 31,
	2007	2006
Revenues:
Product sales, net	$28,144	$26,917
Royalties	14,465	16,673
Contract manufacturing	5,451	3,874

Total revenues	48,060	47,464

Costs and expenses:
Cost of product sales and contract manufacturing	14,127	15,079
Research and development	14,714	16,453
Selling, general and administrative	17,279	24,384
Amortization of acquired intangible assets	166	185
Acquired in-process research and development	—	3,000
Restructuring charge	904	—

Total costs and expenses	47,190	59,101

Operating income (loss)	870	(11,637)

Other income (expense):
Investment income, net	3,286	2,939
Interest expense	(4,050)	(4,623)
Other, net	40	(96)

	(724)	(1,780)

Income (loss) before income tax (benefit) provision	146	(13,417)

Income tax (benefit) provision	(122)	207

Net income (loss)	$268	$(13,624)

Earnings (loss) per common share — basic	$0.01	$(0.31)

Earnings (loss) per common share — diluted	$0.01	$(0.31)

Weighted average shares — basic	44,039	43,730

Weighted average shares — diluted	44,708	43,730

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
Twelve Months ended December 31, 2007 and 2006
(In thousands, except per share amounts)
(Unaudited)

	December 31,	December 31,
	2007	2006
Revenues:
Product sales, net	$100,686	$101,024
Royalties	67,305	70,562
Contract manufacturing	17,610	14,067

Total revenues	185,601	185,653

Costs and expenses:
Cost of product sales and contract manufacturing	54,978	50,121
Research and development	56,507	43,521
Selling, general and administrative	63,840	69,768
Amortization of acquired intangible assets	707	743
Acquired in-process research and development	—	11,000
Restructuring charge	7,741	—

Total costs and expenses	183,773	175,153

Gain on sale of royalty interest	88,666	—

Operating income	90,494	10,500

Other income (expense):
Investment income, net	10,918	24,670
Interest expense	(17,380)	(22,055)
Other, net	954	8,952

	(5,508)	11,567

Income before income tax provision	84,986	22,067

Income tax provision	1,933	758

Net income	$83,053	$21,309

Earnings per common share — basic	$1.89	$0.49

Earnings per common share — diluted	$1.29	$0.46

Weighted average shares — basic	43,927	43,600

Weighted average shares — diluted	72,927	61,379

Enzon Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
December 31, 2007 and 2006
(In thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and short-term investments	$163,960	$173,544
Restricted investments and cash	73,592	—
Accounts receivable, net	14,927	15,259
Inventories	22,297	17,618
Other current assets	6,401	5,890

Total current assets	281,177	212,311

Property and equipment, net	45,312	39,491

Other assets:
Marketable securities	20,653	67,061
Amortizable intangible assets, net	68,141	78,510
Other assets	5,074	6,457

	93,868	152,028

Total assets	$420,357	$403,830

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$33,091	$59,885
Notes payable	72,391	—

Total current liabilities	105,482	59,885

Notes payable	275,000	397,642
Other liabilities	3,302	2,744

Total liabilities	383,784	460,271

Stockholders’ equity (deficit)	36,573	(56,441)

Total liabilities and stockholders’ equity (deficit)	$420,357	$403,830

Common shares outstanding	44,200	43,999